                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                 Illumina, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    452327109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 28, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-(c)

         [X]      Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 2 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates
           I.R.S. #13-6300995
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  0
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      1,380,786

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,380,786

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,380,786
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           4.32%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           PN
---------- -----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 3 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates II, L.P.
           I.R.S. #13-3844754
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     1,857,961

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,857,961

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,857,961
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          5.82%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          PN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 4 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Entrepreneurs Fund, L.P.
           I.R.S. #13-4078492
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     31,250

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     31,250

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,250
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.10%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          PN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 5 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Management LLC
           IRS # 13-4078489
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware, U.S.A.
----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     31,250

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     31,250

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,250
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.10%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          PN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 6 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael C. Brooks
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     3,269,997

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     3,269,997

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,269,997
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          10.24%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 7 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph E. Casey
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     3,269,997

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     3,269,997

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,269,997
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          10.24%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------




                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 8 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Eric S. Copeland
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     3,269,997

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     3,269,997

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,269,997
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          10.24%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------




                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 9 of 25 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony B. Evnin
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      3,269,997

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,269,997

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,269,997
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.24%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 10 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Thomas R. Frederick
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     3,269,997

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     3,269,997

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,269,997
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          10.24%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 11 of 25 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            David R. Hathaway
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      3,269,997

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,269,997

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,269,997
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.24%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 12 of 25 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Patrick F. Latterell
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      3,269,997

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,269,997

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,269,997
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.24%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 13 of 25 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ray A. Rothrock
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      3,269,997

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POW

                                       3,269,997

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,269,997
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.24%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 14 of 25 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kimberley A. Rummelsburg
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      3,269,997

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,269,997

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,269,997
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.24%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 15 of 25 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony Sun
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      3,269,997

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER


                                       3,269,997

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,269,997
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.24%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No. 452327109                                              13 G                               Page 16 of 25 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael F. Tyrrell
           019-52-28-58
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     3,269,997

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     3,269,997

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,269,997
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          10.24%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

  -------------------                                    -------------------
  CUSIP No. 452327109                13 G                Page 17 of 25 Pages
  -------------------                                    -------------------

         Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Venrock Entrepreneurs Fund, L.P., a limited partnership organized under the laws of the State of New York, Venrock Management LLC, a limited liability company formed under the laws of the State of Delaware, Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Illumina, Inc.

Item 1(a)         Name of Issuer
--------------------------------

                  Illumina, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices
-----------------------------------------------------------------

                  9390 Towne Centre Drive, Suite 200
                  San Diego, CA  92121

Item 2(a)         Name of Person Filing
---------------------------------------

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Venrock Entrepreneurs Fund, L.P. ("Venrock Entrepreneurs") Venrock Management LLC ("Venrock Management")

                  Michael C. Brooks
                  Joseph E. Casey
                  Eric Copeland
                  Anthony B. Evnin
                  Thomas R. Frederick
                  David R. Hathaway
                  Patrick F. Latterell
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun
                  Michael F. Tyrrell

Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                  New York Office:                    Menlo Park Office:
                  30 Rockefeller Plaza                2494 Sand Hill Road
                  Room 5508                           Suite 200
                  New York, NY 10112                  Menlo Park, CA 94025


Item 2(c)         Citizenship
-----------------------------

                  Venrock, Venrock II and Venrock Entrepreneurs are limited partnerships organized in the State of New York. Venrock Management is a limited liability company formed in the State of Delaware and is the General Partner of Venrock Entrepreneurs. Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II, are Members of Venrock Management and are all citizens of the United States of America.

  -------------------                                    -------------------
  CUSIP No. 452327109                13 G                Page 18 of 25 Pages
  -------------------                                    -------------------


Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock

Item 2(e)         CUSIP Number
------------------------------

                  452327109

Item 3            Not applicable.
------

Item 4            Ownership
---------------------------

                  (a) and (b)

                  Venrock owns 1,380,786 shares or 4.32% of the outstanding shares of common stock. Venrock II owns 1,857,961 shares or 5.82% of the outstanding shares of common stock. Venrock Entrepreneurs owns 31,250 shares or 0.10% of the outstanding shares of common stock.

                  Venrock Management beneficially owns 31,250 shares or 0.10% of the outstanding shares of common stock. Each of Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberly A. Rummelsberg, Anthony Sun and Michael F. Tyrrell beneficially owns 3,269,997 shares or 10.24% of the outstanding shares of common stock.

                  (c)

                  Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,380,786 shares. Venrock II has sole voting and dispositive power over no shares and shared voting and dispositive power over 1,857,961 shares. Venrock Entrepreneurs has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 31,250 shares of common stock

                  Venrock Management has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 31,250 shares of common stock. Each of Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberly A. Rummelsberg, Anthony Sun and Michael F. Tyrrell has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 3,269,997 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More than Five Percent of Behalf of Another
--------------------------------------------------------------------------
                  Person
                  ------

                  No person, other than the General Partner(s) of Venrock, Venrock II and Venrock Entrepreneurs and the Members of Venrock Management has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock, Venrock II and Venrock Entrepreneurs.

Item 7            Identification and Classification of the Subsidiary which
---------------------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company
                  ---------------

                  Not applicable.

  -------------------                                    -------------------
  CUSIP No. 452327109                13 G                Page 19 of 25 Pages
  -------------------                                    -------------------

Item 8            Identification and Classification of Members of the Group
---------------------------------------------------------------------------

                  This schedule is being filed pursuant to Rule 13d-1(d). The identities of the eleven General Partners of Venrock and Venrock II, the one General Partner of Venrock Entrepreneurs and the eleven Members of Venrock Management are stated in
                  Item 2.

Item 9            Notice of Dissolution of Group
------------------------------------------------

                  Not applicable.

Item 10           Certification
-------------------------------

                  Not applicable.

  -------------------                                    -------------------
  CUSIP No. 452327109                13 G                Page 20 of 25 Pages
  -------------------                                    -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2001                           VENROCK ASSOCIATES


                                            By: /s/ Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2001                           VENROCK ASSOCIATES II, L.P.


                                            By: /s/ Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2001                           VENROCK ENTREPRENEURS FUND, L.P.
                                            By: Venrock Management LLC, its
                                                General Partner

                                            By: /s/ Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                Member

February 14, 2001                           VENROCK MANAGEMENT LLC


                                            By: /s/ Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                Member

February 14, 2001                   GENERAL PARTNERS / MEMBERS


                                            /s/Michael C. Brooks
                                            ----------------------------------
                                            Michael C. Brooks

                                            /s/Joseph E. Casey
                                            ----------------------------------
                                            Joseph E. Casey

                                            /s/Eric Copeland
                                            ----------------------------------
                                            Eric Copeland

                                            /s/Anthony B. Evnin
                                            ----------------------------------
                                            Anthony B. Evnin

                                            /s/Thomas R. Frederick
                                            ----------------------------------
                                            Thomas R. Frederick

                                            /s/David R. Hathaway
                                            ----------------------------------
                                            David R. Hathaway

  -------------------                                    -------------------
  CUSIP No. 452327109                13 G                Page 21 of 25 Pages
  -------------------                                    -------------------


                                            /s/Patrick F. Latterell
                                            ----------------------------------
                                            Patrick F. Latterell

                                            /s/Ray A. Rothrock
                                            ----------------------------------
                                            Ray A. Rothrock

                                            /s/Kimberley A. Rummelsburg
                                            ----------------------------------
                                            Kimberley A. Rummelsburg

                                            /s/Anthony Sun
                                            ----------------------------------
                                            Anthony Sun

                                            /s/Michael F. Tyrrell
                                            ----------------------------------
                                            Michael F. Tyrrell

  -------------------                                    -------------------
  CUSIP No. 452327109                13 G                Page 22 of 25 Pages
  -------------------                                    -------------------


                                  Exhibit Index

 Exhibit No.                                                                        Page No.
 -----------                                                                        --------
    24.1            Power of Attorney dated as of February 14, 2001 granted by         23
                    the General Partners/Members in favor of Anthony B. Evnin and
                    Anthony Sun

    99.1            Agreement pursuant to 13d-1(k)(1) among Venrock Associates,        24
                    Venrock Associates II, L.P., Venrock Entrepreneurs Fund,
                    L.P., Venrock Management LLC and the General Partners and
                    Members thereof